Exhibit (i)(19)

Faegre Drinker Biddle & Reath LLP

1177 Avenue of the Americas

43rd Floor

New York, NY 10036

Telephone: (212) 248-3140

August 29, 2025

The Glenmede Fund, Inc.

7 St. Paul Street

Suite 820

Baltimore, Maryland 21202

Re:	Shares Registered by Post-Effective Amendment No. 125 to Registration Statement on Form N-1A (File No. 033-22884)

Ladies and Gentlemen:

We have acted as counsel to The Glenmede Fund, Inc. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission on August 29, 2025 of Post-Effective Amendment No. 125 (the “Amendment”) to the Company’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”). The Board of Directors of the Company has authorized the issuance and sale by the Company of the following class and number of shares of common stock, $0.001 par value per share representing interests in the following series (the “Shares”):

Portfolio	Class	Authorized Shares
SMID Core Equity Portfolio-Institutional Shares	Institutional Shares	80,000,000

The Amendment registers an indefinite number of the Shares.

We have reviewed the Company’s Articles of Incorporation, By-Laws, resolutions of its Board of Directors, certificate of the Maryland State Department of Assessments and Taxation (“SDAT”) (dated as of a recent date), and such other legal and factual matters as we have deemed appropriate (collectively, the “Documents”). This opinion is based exclusively on the Maryland General Corporation Law and the federal law of the United States of America.

In expressing the opinion set forth below, we have assumed the following:

1.	Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.	Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.	Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.	All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that (i) the Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT and (ii) the Shares, when issued for payment as described in the Company’s Prospectus offering the Shares and in accordance with the Company’s Articles of Incorporation (including Articles Supplementary thereto filed with the SDAT to authorize, classify and establish the Shares) for not less than $.001 per share, will be legally issued, fully paid and non-assessable by the Company.

The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 125 to the Company’s Registration Statement.

Very truly yours,

/s/ Faegre Drinker Biddle & Reath LLP
Faegre Drinker Biddle & Reath LLP